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EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 12, 2001 relating to the financial statements and financial statement schedule, which appears in Convergys Corporation's Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated February 12, 2001, except as to the pooling of interests with Geneva Technology, Ltd. which is as of June 18, 2001, relating to the supplemental financial statements of Convergys Corporation, which appears in the Current Report on Form 8-K dated June 20, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

Cincinnati, Ohio
June 26, 2001